                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                Autonation, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                AUTONATION, INC.
                             110 S.E. SIXTH STREET
                         FORT LAUDERDALE, FLORIDA 33301

                                                                  April 15, 1999

Dear Stockholder:

     We invite you to attend the 1999 Annual Meeting of Stockholders of AutoNation, Inc. to be held at 1:30 p.m. on Tuesday, May 25, 1999, at The Broward Center for the Performing Arts, Au Rene Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312. The matters to be considered at the Annual Meeting are described in the formal Notice and Proxy Statement on the following pages.

     In addition to the specific matters to be acted upon, there will be a report on the operations of AutoNation, Inc. and an opportunity to ask questions of general interest to stockholders.

     Whether or not you plan to attend in person, it is important that your shares be represented at the Annual Meeting. The Board of Directors recommends that stockholders vote FOR each of the matters described in the Proxy Statement to be presented at the Annual Meeting. PLEASE DATE AND SIGN YOUR PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS SOON AS POSSIBLE. Thank you.

                                          Sincerely,
                                          /s/ WAYNE
                                          H. Wayne Huizenga
                                          Chairman of the Board

                                AUTONATION, INC.
                             110 S.E. SIXTH STREET
                         FORT LAUDERDALE, FLORIDA 33301

               NOTICE OF THE 1999 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS OF AUTONATION, INC.:

     The 1999 Annual Meeting of Stockholders of AutoNation, Inc. will be held at 1:30 p.m. on Tuesday, May 25, 1999, at The Broward Center for the Performing Arts, Au Rene Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312, for the following purposes:

     (1) To elect directors to a term of office expiring at the 2000 Annual Meeting of Stockholders or until a successor of each has been duly elected and qualified;

     (2) To consider and vote upon a proposal to approve and adopt the Company's 1999 Senior Executive Bonus Plan;

     (3) To ratify the appointment of Arthur Andersen LLP as the Company's independent public accountants for 1999; and

     (4) To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     Only stockholders of record at the close of business on March 29, 1999 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

     You are cordially invited to attend the Annual Meeting in person. EVEN IF YOU PLAN TO ATTEND IN PERSON, YOU ARE REQUESTED TO DATE, SIGN AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE. You may revoke your proxy at any time prior to its use.

                                          By Order of the Board of Directors,
                                       /s/ JAMES O. COLE

                                          James O. Cole
                                          Senior Vice President,
                                          General Counsel and Secretary

Fort Lauderdale, Florida
April 15, 1999

             PLEASE DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT
              PROMPTLY IN THE ENVELOPE PROVIDED FOR THAT PURPOSE.

                                AUTONATION, INC.
                             110 S.E. SIXTH STREET
                         FORT LAUDERDALE, FLORIDA 33301

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of AutoNation Inc., a Delaware corporation formerly known as Republic Industries, Inc. (the "Company"), for use at the 1999 Annual Meeting of Stockholders of the Company, or any postponement or adjournment thereof (the "Annual Meeting"). The Annual Meeting will be held at 1:30 p.m. on Tuesday, May 25, 1999, at The Broward Center for the Performing Arts, Au Rene Theater, 201 S.W. Fifth Avenue, Fort Lauderdale, Florida 33312.

     This Proxy Statement, the Notice of Annual Meeting, the proxy card and the Company's Annual Report were mailed to stockholders of the Company on or about April 15, 1999.

RECORD DATE

     Only stockholders of record at the close of business on March 29, 1999 (the "Record Date") are entitled to vote at the Annual Meeting.

SHARES OUTSTANDING AND VOTING RIGHTS

     The only voting stock of the Company outstanding is its common stock, $.01 par value per share (the "Common Stock"). As of the close of business on the Record Date, there were 451,132,232 shares of Common Stock outstanding. Each share of Common Stock issued and outstanding is entitled to one vote on each of the matters properly presented at the Annual Meeting.

PROXY PROCEDURE

     Proxies properly executed and returned in a timely manner will be voted at the Annual Meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors, for the proposals set forth in the Notice of Annual Meeting, and in accordance with the judgment of the persons acting under the proxies on other matters presented for a vote. Any stockholder giving a proxy has the power, at any time before it is voted, to revoke it in person at the Annual Meeting, by written notice to the Secretary of the Company at the address set forth above or by delivery to the Secretary of the Company of a proxy with a later date.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of elections appointed for the meeting and will be counted in determining whether or not a quorum is present. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy are not being voted by such stockholder with respect to a particular matter ("non-voted shares"). Non-voted shares with respect to a particular matter will not be considered shares present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will be counted for purposes of determining the presence of a quorum. Shares voting to abstain as to a particular matter and directions to "withhold authority" to vote for directors will not be considered non-voted shares and will be considered present and entitled to vote with respect to such matter.

VOTING REQUIREMENTS

     Each director will be elected by the affirmative vote of a plurality of the votes cast by the shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote on the election of directors. The affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the Annual Meeting is required for the approval of each other matter brought to a vote at the Annual Meeting. Non-voted shares will have no effect on the matters brought to a vote at the

Annual Meeting. Abstentions from voting on any of the proposals brought to a vote at the Annual Meeting will have the effect of votes against the particular proposal.

COSTS OF SOLICITATION

     Proxies will be solicited by the Board of Directors through use of the mails. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, or otherwise, but such persons will not be compensated for such services. Brokerage firms, banks, fiduciaries, voting trustees and other nominees will be requested to forward the soliciting material to each beneficial owner of stock held of record by them. The Company has hired Georgeson & Company Inc. to coordinate the solicitation of proxies by and through such holders for a fee of approximately $8,500 plus expenses. The entire cost of the solicitation will be borne by the Company.

             BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES
                             AND EXECUTIVE OFFICERS

DIRECTORS

     Set forth below is biographical information for each member of the Company's Board of Directors, each of whom is a nominee for election as a director at the Annual Meeting.

     H. WAYNE HUIZENGA, age 61, has served as the Chairman of the Board since August 1995. He also served as Chief Executive Officer of the Company from August 1995 until October 1996, and has served as Co-Chief Executive Officer of the Company since October 1996. Since May 1998, Mr. Huizenga has been Chairman of the Board of Republic Services, Inc., the Company's solid waste services subsidiary, and served as its Chief Executive Officer from May 1998 until December 1998. Since September 1996, Mr. Huizenga has been Chairman of the Board of Florida Panthers Holdings, Inc., which owns and operates luxury resort hotels and the Florida Panthers professional sports franchise. Since January 1995, Mr. Huizenga also has been Chairman of the Board of Extended Stay America, Inc., an operator of extended stay lodging facilities. Mr. Huizenga served as the Vice Chairman of Viacom Inc., a diversified entertainment and communications company, from September 1994 until October 1995. Mr. Huizenga also served as the Chairman of the Board of Blockbuster Entertainment Group, a division of Viacom, from September 1994 until October 1995. From April 1987 through September 1994, Mr. Huizenga served as the Chairman of the Board and Chief Executive Officer of Blockbuster Entertainment Corporation. In September 1994, Blockbuster merged into Viacom. In 1971, Mr. Huizenga co-founded Waste Management, Inc., and he served in various capacities, including the President, the Chief Operating Officer and a director, from its inception until 1984. Mr. Huizenga also owns the Miami Dolphins professional sports franchise, as well as Pro Player Stadium, in South Florida and is a director of theglobe.com, an internet on-line company, and NationsRent, Inc., a national equipment rental company.

     STEVEN R. BERRARD, age 44, has served as Co-Chief Executive Officer and a director of the Company since October 1996. He also served as President of the Company from October 1996 until December 1998. From March 1996 until January 1997, Mr. Berrard served as Chief Executive Officer of AutoNation Enterprises Incorporated (formerly known as AutoNation Incorporated) which owned and operated a developing national chain of used vehicle retail megastores, and which was acquired by the Company in January 1997. While the acquisition was pending, from May 1996 until October 1996, Mr. Berrard also served as a Vice President of the Company. From September 1994 through March 1996, Mr. Berrard served as President and Chief Executive Officer of Blockbuster Entertainment Group. Mr. Berrard joined Blockbuster in June 1987 as Senior Vice President, Treasurer and Chief Financial Officer and became a director of Blockbuster in May 1989. He became Vice Chairman of the Board of Blockbuster in November 1989 and served as Blockbuster's President and Chief Operating Officer from January 1993 until September 1994. In addition, Mr. Berrard served as President and Chief Executive Officer and a director of Spelling Entertainment Group Inc., a television and film entertainment producer and distributor, from March 1993 through March 1996, and served as a director of Viacom from September 1994 until March 1996. Mr. Berrard also serves as a director of Florida Panthers Holdings.

     HARRIS W. HUDSON, age 56, has served as a director of the Company since August 1995, and has served as Vice Chairman of the Company since October 1996. From August 1995 until October 1996, Mr. Hudson served as President of the Company. Since May 1998, Mr. Hudson has served as Vice Chairman and Secretary of Republic Services. From May 1995 until August 1995, Mr. Hudson served as a consultant to the Company. Mr. Hudson founded and, since its inception in 1983, had served as Chairman of the Board, Chief Executive Officer and President of Hudson Management Corporation, a solid waste collection company which was acquired by the Company in August 1995. From 1964 to 1982, Mr. Hudson served as Vice President of Waste Management of Florida, Inc., a subsidiary of Waste Management and its predecessor. Mr. Hudson also serves as a director of Florida Panthers Holdings and NationsRent.

     ROBERT J. BROWN, age 64, has served as a director of the Company since May 1997. Mr. Brown has served as President and Chief Executive Officer of B&C Associates, Inc., a management consulting, marketing research and public relations firm, since 1973. Mr. Brown also serves as a director of Duke Energy Corporation, First Union Corporation and Sonoco Products Company.

     J.P. BRYAN, age 59, has served as a director of the Company since May 1991 and also was a director of the Company from August 1990 until March 1991. From January 1995 to February 1998, Mr. Bryan served as President and Chief Executive Officer of Gulf Canada Resources, Ltd., which is engaged in oil and gas exploration and production. Since 1981, Mr. Bryan has served as the Chairman of the Board of Torch Energy Advisors, Inc., a subsidiary of Torchmark Corporation engaged in the management of institutional holdings in energy-related fields, and served as its Chief Executive Officer from 1981 to 1996. From 1990 to 1995 and from 1990 to 1996, Mr. Bryan served as Chairman and Chief Executive Officer, respectively, of Nuevo Energy Company, a company involved in the oil and gas industry, and Bellwether Exploration Company, an oil and gas exploration company. Mr. Bryan also serves on the Board of Directors of Bellwether Exploration Company.

     RICK L. BURDICK, age 47, has been a director of the Company since May 1991. Since 1988, Mr. Burdick has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P., a limited liability partnership including professional corporations. Mr. Burdick also serves as a director of J. Ray McDermott, S.A. and of Century Business Services, Inc.

     MICHAEL G. DEGROOTE, age 65, has been a director of the Company since 1991 and served as the Vice Chairman of the Board of Directors of the Company from August 1995 until October 1996. Mr. DeGroote had served as the Chairman of the Board and President of the Company from August 1991 until August 1995, and as the Chief Executive Officer of the Company from May 1991 until August 1995. Since April 1995, Mr. DeGroote has served as Chairman of the Board of Century Business Services, Inc. (formerly known as Republic Environmental Systems, Inc. and as International Alliance Services, Inc.), a diversified services company, and from April 1995 until October 1996, he also served as Chief Executive Officer and President of Century Business Services. Since November 1997, Mr. DeGroote has served as Chairman, President and Chief Executive Officer of Century Business Services.

     GEORGE D. JOHNSON, JR., age 56, has served as a director of the Company since November 1995. Since January 1995, Mr. Johnson has served as President and Chief Executive Officer of Extended Stay America. From August 1993 until January 1995, Mr. Johnson served in various executive positions with Blockbuster Entertainment Group and, prior to its merger with Viacom, with Blockbuster, including as President of the Consumer Products Division and as a director of Blockbuster. From July 1987 until August 1993, Mr. Johnson was the managing general partner of WJB Video Limited Partnership, which became the largest Blockbuster franchisee. Mr. Johnson serves as a director of Extended Stay America, Duke Energy Corporation and Florida Panthers Holdings.

     JOHN J. MELK, age 62, has served as a director of the Company since August 1995. Mr. Melk has been Chairman and Chief Executive Officer of H(2)O Plus, Inc., a bath and skin care product manufacturer and retail distributor, since 1988. Mr. Melk also serves as a director of Psychemedics Corporation and of Extended Stay America. Additionally, he is Chairman of Fisher Island Holdings, which owns the development rights of Fisher Island, Florida. Mr. Melk has been a private investor in various businesses since March 1984 and prior to March 1984 he held various positions with Waste Management and its subsidiaries, including President of Waste Management International, plc., a subsidiary of Waste Management. From February 1987 until March 1989 and from May 1993 until September 1994, Mr. Melk served as a director of Blockbuster. He also served as the Vice Chairman of Blockbuster from February 1987 until March 1989.

     IRENE B. ROSENFELD, age 45, has served as a director of the Company since March 1999. Ms. Rosenfeld has been President of Kraft Canada, Inc., a subsidiary of Kraft Foods, Inc., a diversified food company, since 1996. From 1991 until 1996, Ms. Rosenfeld served in various executive positions with Kraft Foods, including as Executive Vice President/General Manager of the Desserts and Snacks Division from 1994 to 1996 and as Executive Vice President/General Manager of the Beverages Division from 1991 to 1994. Ms. Rosenfeld also serves on the Board of Directors of the Food and Consumer Products Manufacturers of Canada.

     Mr. Hudson is married to Mr. Huizenga's sister. Otherwise, there is no family relationship between any of the directors of the Company.

EXECUTIVE OFFICERS

     Set forth below is biographical information for each of the Company's executive officers who is not a nominee for director.

     JAMES O. COLE, age 58, joined the Company in June 1997 as Senior Vice President, General Counsel and Secretary. From 1989 to 1993, Mr. Cole served as Associate General Counsel and Assistant Secretary of The Clorox Company, a diversified manufacturer of household grocery products. From 1993 to 1997, Mr. Cole served as Vice President-Corporate Affairs of Clorox. Prior to joining Clorox, Mr. Cole was a lawyer in private practice in Chicago, Illinois.

     JOHN H. COSTELLO, age 51, joined the Company in December 1998 as President. From April 1993 to December 1998, Mr. Costello served as Senior Executive Vice President and General Manager of Marketing for Sears, Roebuck and Co. Mr. Costello also serves as a director of the Quaker Oats Company.

     JAMES J. DONAHUE, JR., age 42, has served as Senior Vice President-Corporate Communications of the Company since January 1999. Mr. Donahue served as Vice President-Corporate Communications of the Company from February 1997 to January 1999. Prior to joining the Company, Mr. Donahue was Vice President-Corporate Communications of Duracell International, Inc., a multinational manufacturer of batteries from 1993 to 1997.

     THOMAS W. HAWKINS, age 37, joined the Company in June 1996 as Senior Vice President-Corporate Development. From September 1994 until June 1996, Mr. Hawkins served as Executive Vice President-Administration of Blockbuster Entertainment Group. Prior to that, at Blockbuster, Mr. Hawkins served as Senior Vice President, General Counsel and Secretary from February 1994 to September 1994 and as Vice President, General Counsel and Secretary from February 1993 to February 1994. He joined Blockbuster as Senior Corporate Counsel in November 1989 and became Associate General Counsel and Secretary in August 1991. Prior to November 1989, Mr. Hawkins was a lawyer in private practice in Chicago, Illinois.

     MICHAEL S. KARSNER, age 40, has served as Senior Vice President and Chief Financial Officer of the Company since October 1996. From May 1998 until August 1998, Mr. Karsner also served as Senior Vice President and Chief Financial Officer of Republic Services. Prior to joining the Company, Mr. Karsner served from May 1996 until September 1996 as Senior Vice President and Chief Financial Officer of Dole Food Company, Inc., a multinational packaged food company, from February 1995 until May 1996 as Vice President, Chief Financial Officer and Treasurer of Dole, and from January 1994 until February 1995 as Vice President and Treasurer of Dole. From January 1990 through December 1993, Mr. Karsner served as Vice President and Treasurer of the Black & Decker Corporation, a multinational consumer products company.

     MARY E. WOOD, age 43, has served as Vice President and Corporate Controller of the Company since April 1998. From July 1997 to April 1998, Ms. Wood served as the Company's Vice President of Internal Audit. Ms. Wood was Chief Financial Officer of the Company's Alamo Rent-A-Car, Inc. subsidiary from December 1996 to July 1997. Prior to the Company's acquisition of Alamo in November 1996, Ms. Wood served as Alamo's Executive Vice President of Business Services from April 1995 to December 1996. Prior to joining Alamo, Ms. Wood was a partner with KPMG Peat Marwick in Fort Lauderdale, Florida.

                               BOARD OF DIRECTORS

     The Board of Directors develops the Company's business strategy and oversees the Company's operations. It establishes the overall policies and standards for the Company and reviews the performance of management in executing the business strategy. The directors are kept informed of the Company's operations at meetings of the board and board committees, through reports and analyses presented to the board, and by discussions with management. Significant communications between the directors and management also occur apart from meetings of the board and board committees.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors held nine meetings during 1998. Each incumbent director attended at least 75% of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all committees of the Board of Directors on which he served, except for George D. Johnson, Jr.

     The Board of Directors has established three standing committees: the Executive Committee, the Audit Committee and the Compensation Committee.

     The Executive Committee consists of Messrs. H. Wayne Huizenga, Steven R. Berrard and Harris W. Hudson. The Executive Committee has full authority to exercise all the powers of the Board of Directors between meetings of the Board of Directors, except as reserved by the Board of Directors. The Executive Committee does not have the power to elect or remove executive officers, approve a merger of the Company, recommend a sale of substantially all of the Company's assets, recommend a dissolution of the Company, amend the Company's Certificate of Incorporation or By-laws, declare dividends on the Company's outstanding securities, or, except as authorized by the Board of Directors, issue any Common Stock or preferred stock. The Board of Directors has given the Executive Committee authority to approve acquisitions, borrowings, guarantees or other transactions not involving more than $100 million in cash, securities or other consideration. The Executive Committee is also charged with addressing Year 2000 systems issues, employee benefits and corporate compliance matters. The Executive Committee took 44 actions by unanimous written consent in lieu of meeting during 1998.

     During 1998, the Audit Committee consisted of Messrs. J.P. Bryan, Rick L. Burdick and John J. Melk. Ms. Irene B. Rosenfeld was appointed as a member of the Audit Committee on March 22, 1999. The Audit Committee has the power to oversee the retention, performance and compensation of the independent public accountants for the Company and the establishment and oversight of such systems of internal accounting and auditing control as it deems appropriate. The Audit Committee held three meetings during 1998.

     During 1998, the Compensation Committee consisted of Messrs. J.P. Bryan, George D. Johnson, Jr. and John J. Melk. Ms. Irene B. Rosenfeld was appointed as a member of the Compensation Committee on March 22, 1999. The Compensation Committee reviews the Company's compensation philosophy and programs, exercises authority with respect to the payment of salaries and incentive compensation to directors and executive officers and administers the Company's employee stock option plans. The Compensation Committee held two meetings during 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The following statement made by the Compensation Committee shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, and shall not otherwise be deemed to be filed under either of such Acts.

  Compensation Philosophy

     The Compensation Committee is responsible for executive compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses. Compensation actions approved by the Compensation Committee are ratified by the Board of Directors. In 1998, the Compensation Committee consisted of Messrs. John J. Melk, George D. Johnson, Jr. and J.P. Bryan, each of whom is a non-employee director of the Company.

     The compensation program adopted for the executive officers in 1998 includes a base salary, bonus, stock options, and reimbursement of certain business-related costs and expenses. The program was based on a competitive market analysis conducted by an independent compensation consulting firm. Among the features are:

     - Creation of a compensation structure to adequately match pay with duties, responsibilities and performance;

     - Market adjustments to base salary to help ensure the retention of key executives; and

     - Change in stock option grant methodology from a multiple of salary to a fixed stock option grant.

     To the extent readily determinable, the Compensation Committee considers the anticipated tax treatment of various payments and benefits when determining compensation. For example, some types of compensation plans and their deductibility by the Company depend upon the timing of an executive officer's vesting or exercise of previously granted rights. Further interpretation of, and changes in, the tax laws and other factors beyond the Compensation Committee's control could also affect the deductibility of compensation. It is the Company's intention that compensation paid to its executives be tax deductible under Internal Revenue Code Section 162(m), to the extent applicable and appropriate.

  Compensation of Co-Chief Executive Officers

     Mr. Huizenga has been the Company's Chairman of the Board since August 1995, was Chief Executive Officer from August 1995 until October 1996 and has been Co-Chief Executive Officer of the Company since October 1996. Mr. Berrard has been Co-Chief Executive Officer and served as President of the Company from October 1996 until December 1998.

     Prior to 1998, Mr. Huizenga did not draw a base salary. In 1998, Mr. Huizenga's base salary was established at $1 million per year, based upon an assessment of competitive market data of comparable companies referenced above. He received no cash bonus, the Compensation Committee electing instead to have all of his incentive opportunity delivered in stock-based compensation. In January 1998, the Compensation Committee approved a grant of options to Mr. Huizenga under the Company's 1997 Employee Stock Option Plan to purchase 750,000 shares of Common Stock exercisable at $22.0625 per share. The options have a ten year term, vested immediately and are presently exercisable in full.

     In 1998, Mr. Berrard's base salary was adjusted to $1 million per year, based upon an assessment of competitive market data of comparable companies referenced above. Mr. Berrard received a bonus of $400,000 based on performance. In January 1998, the Compensation Committee approved a grant of options to Mr. Berrard under the Company's 1997 Employee Stock Option Plan to purchase 450,000 shares of Common Stock exercisable at $22.0625 per share. The options have a ten year term, vested immediately and are presently exercisable in full.

     The Compensation Committee believes that tying a large portion of the remuneration of Messrs. H. Wayne Huizenga and Steven R. Berrard to the performance of the Common Stock will enhance the long-term performance of the Company by providing Messrs. Huizenga and Berrard the incentive to grow the price of the Common Stock and bring the Company to increased levels of profitability in future years. The Compensation Committee believes that Messrs. Huizenga's and Berrard's compensation, as described above, represents a fair compensation structure for each of their services as the Co-Chief Executive Officers of the Company.

  Compensation of Other Executive Officers

     In determining the compensation of the Company's executive officers, the Compensation Committee takes into account all factors which it considers relevant, including business conditions in general and in the Company's lines of business during the year, the Company's performance during the year in light of such conditions, the market compensation for executives of similar background and experience, and the performance of the specific executive officer under consideration and the business area of the Company for which such executive officer is responsible. Each executive compensation package includes stock options, so that such executive's interests are aligned with the interests of the stockholders of the Company. The Compensation Committee believes that granting stock options provides an additional incentive to executive officers to continue in the service of the Company and gives them an interest similar to stockholders in the success of the Company.

                                            Compensation Committee:

                                            John J. Melk, Chairman
                                            J.P. Bryan
                                            George D. Johnson, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Messrs. J.P. Bryan, George D. Johnson, Jr. and John J. Melk served as members of the Compensation Committee in 1998. Mr. Johnson has served as the President and Chief Executive Officer of Extended Stay America and Mr. Huizenga has served as the Chairman of the Board of Extended Stay America since January 1995.

     During 1998, the Company purchased approximately $153,400 of pre-employment drug screening hair testing services from Psychemedics. Messrs. Huizenga and Melk own approximately 10.7% and 10.1%, respectively, of Psychemedics outstanding stock. Mr. Melk also serves as a director of Psychemedics. The Company expects that it will continue to utilize Psychemedics to perform customary pre-employment drug screening hair testing services in 1999.

PERFORMANCE GRAPH

                            CUMULATIVE TOTAL RETURN
          BASED ON AN INITIAL INVESTMENT OF $100 ON DECEMBER 31, 1993
                       WITH DIVIDENDS REINVESTED [graph[

                                                                                            RUSSELL 1000
                                                                                              PRODUCER
 MEASUREMENT PERIOD                                       AUTONATION,                         DURABLES
(FISCAL YEAR COVERED)                                        INC.            S&P 500            INDEX
---------------------                                     -----------        -------        ------------
1993                                                           100               100               100
1994                                                           119               101               101
1995                                                          1272               139               132
1996                                                          2196               171               161
1997                                                          1642               229               188
1998                                                          1047               294               196

COMPENSATION TABLES

     The following tables set forth information with respect to those persons who (a) served as the Co-Chief Executive Officers during the year ended December 31, 1998 and (b) were the four other most highly compensated executive officers of the Company at December 31, 1998, whose total annual salary and bonus exceeded $100,000 for the year (collectively, the "Named Officers").

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                      COMPENSATION
                                                                                         AWARDS
                                                                                     ---------------
                                                                                       SECURITIES
                                                 ANNUAL COMPENSATION                   UNDERLYING
                                    ----------------------------------------------     OPTIONS TO
                                                                    OTHER ANNUAL        PURCHASE        ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR     SALARY      BONUS     COMPENSATION(1)   COMMON STOCK(2)   COMPENSATION
---------------------------         ----   ----------   --------   ---------------   ---------------   ------------
H. Wayne Huizenga.................  1998   $1,000,000         --          --              750,000              --
  (Chairman and Co-Chief            1997           --         --          --            1,524,017              --
  Executive Officer)(3)             1996           --         --          --            3,000,000              --

Steven R. Berrard.................  1998   $1,000,000   $400,000          --              450,000              --
  (Co-Chief Executive               1997   $  369,673   $100,000          --              614,410              --
  Officer)(4)                       1996   $    2,292         --          --              928,572              --

Harris W. Hudson..................  1998   $  398,461   $200,000          --              300,000              --
  (Vice Chairman)(5)                1997   $  395,769   $100,000          --              324,672              --
                                    1996   $  286,501         --          --              186,047              --

Michael S. Karsner................  1998   $  365,225   $ 93,750          --              110,000              --
  (Senior Vice President and        1997   $  337,820   $ 81,250          --               10,000        $234,507(7)
  Chief Financial Officer)(6)       1996   $  104,167   $ 50,000          --              250,000              --

James O. Cole.....................  1998   $  321,626   $ 81,250          --               88,385              --
  (Senior Vice President,           1997   $  193,750   $145,000(9)        --             160,000        $371,302(10)
  General Counsel and
  Secretary)(8)                     1996           --         --          --                   --              --

Thomas W. Hawkins.................  1998   $  317,286   $ 81,250          --              100,000              --
  (Senior Vice President            1997   $  285,192   $ 71,250          --              100,000              --
  -Corporate Development)(11)       1996   $  140,771   $ 62,500          --              120,000              --

-------------------------

 (1) The aggregate total value of perquisites and other personal benefits, securities or property did not equal $50,000 or ten percent (10%) of the annual salary and bonus for any Named Officer during either 1996, 1997 or 1998.
 (2) A two-for-one stock split in the form a 100% stock dividend was declared by the Company in May 1996 and distributed in June 1996. All references to options and shares for periods prior to such stock split have been retroactively adjusted to reflect the stock split.
 (3) Mr. Huizenga's employment with the Company began in August 1995. Prior to 1998, he was not paid any cash salary or bonus.
 (4) Mr. Berrard's employment with the Company began in May 1996.
 (5) All salary and bonus amounts paid by the Company to Mr. Hudson in 1998 were reimbursed by Republic Services, the Company's solid waste subsidiary.
 (6) Mr. Karsner's employment with the Company began in October 1996.
 (7) Includes $136,803 of relocation expenses for Mr. Karsner and $97,704 reimbursed by the Company for the payment of taxes.
 (8) Mr. Cole's employment with the Company began in June 1997.
 (9) Includes a $100,000 signing bonus.
(10) Includes $233,250 of certain relocation expenses for Mr. Cole and $138,052 reimbursed by the Company for the payment of taxes.
(11) Mr. Hawkins' employment with the Company began in June 1996.

                 OPTION GRANTS IN YEAR ENDED DECEMBER 31, 1998

                                                         INDIVIDUAL GRANTS                          POTENTIAL REALIZABLE
                                    -----------------------------------------------------------       VALUE AT ASSUMED
                                       NUMBER OF          % OF TOTAL                                ANNUAL RATES OF STOCK
                                       SECURITIES      OPTIONS/WARRANTS                              PRICE APPRECIATION
                                       UNDERLYING         GRANTED TO                                   FOR OPTION TERM
                                    OPTIONS/WARRANTS     EMPLOYEES IN     EXERCISE   EXPIRATION   -------------------------
NAME                                    GRANTED         FISCAL YEAR(1)     PRICE        DATE          5%            10%
----                                ----------------   ----------------   --------   ----------   -----------   -----------
H. Wayne Huizenga.................      750,000              4.6%         $22.0625    01/02/08    $10,406,241   $26,371,457
  (Chairman and Co-Chief Executive
    Officer)
Steven R. Berrard.................      450,000              2.8%         $22.0625    01/02/08    $ 6,243,744   $15,822,874
  (Co-Chief Executive Officer)
Harris W. Hudson..................      300,000              1.9%         $22.0625    01/02/08    $ 4,162,496   $10,548,583
  (Vice Chairman)
Michael S. Karsner................      110,000                *          $12.75      01/02/08    $   796,629   $ 1,974,332
  (Senior Vice President and             10,000                *          $12.75      01/03/07    $    62,901   $   151,577
  Chief Financial Officer)(2)           250,000                *          $12.75      10/21/06    $ 1,526,298   $ 3,657,690
James O. Cole.....................       88,385                *          $12.75      01/02/08    $   640,092   $ 1,589,375
  (Senior Vice President,               160,000                *          $12.75      06/02/07    $ 1,068,528   $ 2,604,812
  General Counsel and
  Secretary)(3)
Thomas W. Hawkins.................      100,000                *          $12.75      01/02/08    $   724,209   $ 1,794,847
  (Senior Vice President                100,000                *          $12.75      01/03/07    $   629,008   $ 1,515,770
  -Corporate Development)(4)            120,000                *          $12.75      05/20/06    $   686,522   $ 1,626,185

-------------------------

  * Less than 1%

(1) Excludes options to purchase shares granted in previous years that were repriced effective as of October 19, 1998.
(2) Represents options granted as of October 19, 1998 to purchase 110,000, 10,000 and 250,000 shares in exchange for the cancellation of options to purchase identical numbers of shares granted on January 2, 1998, January 3, 1997 and October 21, 1996, respectively.
(3) Represents options granted as of October 19, 1998 to purchase 88,385 and 160,000 shares in exchange for the cancellation of options to purchase identical numbers of shares originally granted on January 2, 1998 and June 2, 1997, respectively.
(4) Represents options granted as of October 19, 1998 to purchase 100,000, 100,000 and 120,000 shares in exchange for the cancellation of options to purchase identical numbers of shares granted on January 2, 1998, January 3, 1997 and May 20, 1996, respectively.

AGGREGATED OPTION EXERCISES IN YEAR ENDED DECEMBER 31, 1998 AND YEAR-END OPTION
                                     VALUES

                                                                       NUMBER OF SECURITIES
                                                                      UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                                                                            OPTIONS AT              IN-THE-MONEY OPTIONS AT
                                             SHARES                      DECEMBER 31, 1998             DECEMBER 31, 1998
                                            ACQUIRED      VALUE     ---------------------------   ---------------------------
NAME                                       ON EXERCISE   REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                                       -----------   --------   -----------   -------------   -----------   -------------
H. Wayne Huizenga........................       --           --      5,739,134            --      $9,750,000            --
   (Chairman and Co-Chief Executive
   Officer)
Steven R. Berrard........................       --           --      1,067,889       925,093
   (Co-Chief Executive Officer)
Harris W. Hudson.........................       --           --      1,150,707       462,032      $4,822,508      $313,763
   (Vice Chairman)
Michael S. Karsner.......................       --           --             --       370,000              --      $786,250
   (Senior Vice President and Chief
   Financial Officer)
James O. Cole............................       --           --             --       248,385              --      $527,818
   (Senior Vice President, General Counsel
   and Secretary)
Thomas W. Hawkins........................       --           --             --       320,000              --      $680,000
   (Senior Vice President -- Corporate
   Development)

            REPORT OF THE BOARD OF DIRECTORS ON REPRICING OF OPTIONS

     The Company's employee stock option plans are intended to encourage Company employees, through their individual efforts, to improve the Company's overall performance and to promote profitability by providing them an opportunity to participate in the increased value they help create. These options reach far into the employee base covering thousands of employees representing not only senior management, but also the Company's key field personnel, dealers and employees.

     A critical Company objective is to attract, retain and motivate these experienced and dedicated employees to continue to achieve the Company's long-term growth objectives. Having a majority of the employees' stock options out-of-the-money no longer provided sufficient incentives to the Company's employees nor adequately encouraged key personnel to remain employed with the Company. Since a large proportion of the Company's remuneration program consists of stock-based compensation, the Board of Directors believes the replacement of out-of-the-money options was in the best interest of the Company and its stockholders.

     Accordingly, on October 19, 1998, the Board of Directors offered to reprice approximately 32,110,000 employee stock options representing less than seven percent of fully-diluted shares outstanding. 96% of the reprice-eligible stock options were offered to employees who are not executive officers. The options were repriced to $12.75 per share, the closing price of the Company's common stock on October 16, 1998. No additional options were issued as part of the repricing, and option holders are precluded from exercising any of their repriced options prior to January 2, 2000. All other terms of the repriced options, including the vesting schedules, remain unchanged. The Board of Directors also intends to reduce the amount of future option grants.

     The Board of Directors did not offer to or reprice the options previously granted to members of the Board of Directors, including those granted to the Company's Chairman and Co-Chief Executive Officer H. Wayne Huizenga, Co-Chief Executive Officer Steven R. Berrard, and Vice Chairman Harris W. Hudson. John H. Costello commenced his role as the Company's President in December 1998 and did not participate in the repricing.

                                            Board of Directors:

                                            H. Wayne Huizenga
                                            Steven R. Berrard
                                            Harris W. Hudson
                                            Robert J. Brown
                                            J.P. Bryan
                                            Rick L. Burdick
                                            Michael G. DeGroote
                                            George D. Johnson, Jr.
                                            John J. Melk

TEN YEAR OPTION REPRICINGS

     The following table sets forth information concerning the repricing of stock options in 1998 granted to the Company's executive officers. This has been the only repricing of options held by the Company's executive officers. All repriced options continue to vest at the same rate, except that none are exercisable prior to January 2, 2000.

                                                 NUMBER OF        MARKET
                                                 SECURITIES      PRICE OF       EXERCISE                LENGTH OF ORIGINAL
                                                 UNDERLYING      STOCK AT       PRICE AT       NEW         OPTION TERM
                                                  OPTIONS        TIME OF        TIME OF      EXERCISE   REMAINING AT DATE
NAME                                   DATE     REPRICED(#)    REPRICING($)   REPRICING($)   PRICE($)      OF REPRICING
----                                 --------   ------------   ------------   ------------   --------   ------------------
James O. Cole......................  10/19/98     160,000         $12.75        $24.0000      $12.75     8 years 228 days
  (Senior Vice President,            10/19/98      88,385          12.75         22.0625       12.75      9 years 77 days
  General Counsel & Secretary)
James J. Donahue, Jr...............  10/19/98      14,085         $12.75        $28.6250      $12.75     8 years 137 days
  (Senior Vice President-            10/19/98      27,195          12.75         22.0625       12.75      9 years 77 days
  Corporate Communications)
Thomas W. Hawkins..................  10/19/98     120,000         $12.75        $20.2500      $12.75     7 years 215 days
  (Senior Vice President-            10/19/98     100,000          12.75         28.6250       12.75      8 years 78 days
  Corporate Development)             10/19/98     100,000          12.75         22.0625       12.75      9 years 77 days
Michael S. Karsner.................  10/19/98     250,000         $12.75        $28.0000      $12.75       8 years 4 days
  (Senior Vice President &           10/19/98      10,000          12.75         28.6250       12.75      8 years 78 days
  Chief Financial Officer)           10/19/98     110,000          12.75         22.0625       12.75      9 years 77 days
Robert J. Thomas...................  10/19/98     275,000         $12.75        $29.5000      $12.75      9 years 17 days
  (Executive Vice President)(1)
Mary E. Wood.......................  10/19/98      38,778         $12.75        $28.6250      $12.75      8 years 75 days
  (Vice President &                  10/19/98      38,074          12.75         22.0625       12.75      9 years 77 days
  Corporate Controller)

-------------------------

(1) Mr. Thomas was an executive officer of the Company until March 1999.

NON-EMPLOYEE DIRECTOR COMPENSATION

     Starting in 1999, each director who is not an employee of the Company will receive an annual retainer of $25,000 for service on the Board of Directors. In addition, non-employee directors will receive $1,000 for each committee meeting attended and for each board meeting attended in excess of four annually.

     The Company's 1995 Non-Employee Director Stock Option Plan (the "Director Plan") currently provides for an initial grant of an option to purchase 50,000 shares of Common Stock to each member of the Board of Directors who joins the board as a non-employee director, and an annual grant of an option to purchase 20,000 shares of Common Stock at the beginning of each fiscal year thereafter to each non-employee director continuing to serve on the board at such dates. All options granted under the Director Plan are fully vested and immediately exercisable. Under the Director Plan, each grant of options to a non-employee director remains exercisable for a term of ten years from the grant date so long as such director remains a member of the board and are exercisable at a price per share equal to the closing price of a share of Common Stock on the date immediately prior to the grant date. In accordance with the Director Plan, on January 2, 1998, Messrs. Brown, Bryan, Burdick, DeGroote, Johnson and Melk each received an automatic grant of an option to purchase 20,000 shares of Common Stock at an exercise price of $23.3125 per share.

1994 NON-EMPLOYEE DIRECTOR WARRANTS

     In May 1994, the Board of Directors of the Company approved the issuance of warrants to purchase 100,000 shares of Common Stock at an exercise price of $1.35 per share (the quoted market price of the Common Stock at the date of issuance) to each of Messrs. Bryan and Burdick, each a non-employee director of the Company, as compensation for continuing service on the Board of Directors (the "Non-Employee Director Warrants"). The Non-Employee Director Warrants vest over a five year period in increments of 20% commencing May 31, 1995, are exercisable for a period of four years after vesting and terminate on or about the termination date of the non-employee director's service as a director of the Company. In November 1995, upon recommendation of the Board of Directors, the stockholders of the Company approved an amendment to the Non-Employee Director Warrants to accelerate the vesting of all of the Non-Employee Director Warrants and make them immediately exercisable in full.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of agreements and transactions among the Company and certain related parties. It is the Company's policy that transactions with related parties must be on terms that, on the whole, are no less favorable than those that would be available from unrelated parties. Based on the Company's experience in the industries in which it operates and the terms of its transactions with unrelated parties, it is the Company's belief that all of the transactions described below met that standard at the time the transactions were effected.

     The Miami Dolphins, a professional football team owned and controlled by Mr. Huizenga, and the Florida Marlins, a professional baseball team which during 1998 was owned in part by Messrs. Huizenga, Hudson and Berrard and controlled by Mr. Huizenga, each play their home games at Pro Player Stadium, a professional sports stadium in South Florida which is owned and controlled by Mr. Huizenga (collectively, the Miami Dolphins, the Florida Marlins and Pro Player Stadium are referred to as the "Stadium Entities"). In 1998, the Company and its subsidiaries paid an aggregate of approximately $697,328 to the Stadium Entities pursuant to certain agreements and subscriptions, in exchange for the use of executive suites and club seats, and for various tickets and sponsorship, marketing and advertising services. Certain subsidiaries of the Company collected solid waste from and leased roll-off waste containers to the Stadium Entities and also rented vehicles to the Stadium Entities, all pursuant to standard agreements under which the Stadium Entities paid an aggregate of approximately $240,383 to the Company's subsidiaries. In addition, the Stadium Entities provided signage within Pro Player Stadium with a fair market value of approximately $140,000 at no cost to a subsidiary of the Company. The Company expects most of the foregoing agreements and arrangements to continue in 1999.

     In 1997, AutoNation Enterprises Incorporated entered into a license agreement with Florida Panthers Holdings for the use of an executive suite at the Broward County Arena, which is operated by a subsidiary of Florida Panthers Holdings. The license agreement has a term of five years and provides for the payment of $120,000 per year by AutoNation Enterprises Incorporated commencing in 1998. In September 1998, National Car Rental Company, a wholly-owned subsidiary of the Company, entered into an agreement to purchase the naming rights to the Arena for $2.2 million a year in exchange for having the Arena named the "National Car Rental Center." The agreement has a term of ten years and provides that the fees will increase at a rate of 3% a year. In addition, National paid $500,000 for signage at the Arena and $334,314 for tickets, sponsorship and the use of executive suites. During 1998, the Company and its subsidiaries made payments totaling approximately $511,526 to certain hotels owned by Florida Panthers Holdings. Mr. Huizenga is the Chairman of the Board of Florida Panthers Holdings, beneficially owns approximately 20.8% of its outstanding stock and controls a majority of its voting interests.

     During 1998, the Company engaged the law firm of Akin, Gump, Strauss, Hauer & Feld, L.L.P. for legal services. Mr. Burdick is a partner in that law firm. The Company expects this relationship to continue in 1999.

     During 1998, the Company engaged the management consulting, marketing research and public relations firm of B&C Associates, Inc. for management consulting services in exchange for the payment of approximately $675,744. Mr. Brown is the President, Chief Executive Officer and principal owner of B&C Associates, Inc. The Company expects this relationship to continue in 1999.

     During 1998, the Company purchased approximately $153,400 of pre-employment drug screening hair testing services from Psychemedics. Messrs. Huizenga and Melk own approximately 10.7% and 10.1%, respectively, of Psychemedics outstanding stock. Mr. Melk also serves as a director of Psychemedics. The

Company expects that it will continue to utilize Psychemedics to perform customary pre-employment drug screenings in 1999.

     In July 1997, the Company assumed responsibility for an agreement between Viacom Inc. and Butler's Pantry Food Service, Inc., in connection with the Company's purchase of an office building from Viacom. Butler's Pantry provides food services for the Company's employees, who for the most part are located in two buildings where the food services are provided. William Butler, President and principal owner of Butler's Pantry, is the brother-in-law of Mr. Berrard. The Company paid Butler's Pantry $242,858 in management fees and reimbursement of certain related operating costs in 1998.

     During 1998, the Company purchased commercial advertisement on SportsChannel Florida, a cable sports channel. SportsChannel Florida is 70% owned by Front Row Communications, a company owned by Mr. Huizenga. The Company purchased approximately $411,400 worth of advertisements on SportsChannel Florida during 1998.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Based solely upon a review of (1) Form 3's and 4's, and amendments thereto, furnished to the Company pursuant to Rule 16a-3(e) under the Exchange Act during the Company's fiscal year ended December 31, 1998, (2) any Form 5, and amendments thereto, furnished to the Company with respect to the Company's fiscal year ended December 31, 1998, and (3) any written representations referred to in subparagraph (b)(2)(i) of Item 405 of Regulation S-K under the Exchange Act, no person who at any time during the fiscal year ended December 31, 1998 was a director, officer or, to the knowledge of the Company, a beneficial owner of more than 10% of the Company's Common Stock, failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the fiscal year ended December 31, 1998 or prior fiscal years.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information as of March 24, 1999 with respect to the beneficial ownership of Common Stock by (1) each stockholder of the Company who is known by the Company to be a beneficial owner of more than 5% of the Common Stock outstanding, (2) each director of the Company, (3) each Named Officer, and (4) all current directors and executive officers of the Company as a group. Share amounts and percentages shown for each individual, entity or group in the table are adjusted to give effect to shares of Common Stock that are not outstanding but may be acquired by such individual, entity or group upon exercise of all options and warrants exercisable within 60 days of March 24, 1999. However, shares of Common Stock underlying options or warrants are not deemed to be outstanding for the purpose of computing the percentage of outstanding shares beneficially owned by any other person. The following table does not include options issued by the Company to certain executive officers replacing options to purchase shares of the Company's Common Stock which, although vested, may not be exercised prior to January 2, 2000.

                                                               SHARES BENEFICIALLY
                                                                      OWNED
NAME AND ADDRESS                                              ---------------------
OF BENEFICIAL OWNER                                             NUMBER      PERCENT
-------------------                                           ----------    -------
Subsidiaries of The Equitable Companies Incorporated(1).....  31,056,984      6.8%
  1290 Avenue of the Americas
  New York, New York 10104
Subsidiaries of FMR Corp.(2)................................  25,083,367      5.5%
  82 Devonshire Street
  Boston, MA 02109
H. Wayne Huizenga(3)........................................  32,479,841      7.0%
  110 S.E. 6th Street
  Fort Lauderdale, Florida 33301
Huizenga Investments Limited Partnership(4).................  24,894,219      5.4%
  P.O. Box 50102
  Henderson, NV 89106
Steven R. Berrard(5)........................................   4,886,677      1.1%
Harris W. Hudson(6).........................................  19,748,166      4.3%
Robert J. Brown(7)..........................................     140,200        *
J.P. Bryan(8)...............................................     130,000        *
Rick L. Burdick(9)..........................................     180,000        *
Michael G. DeGroote(10).....................................  19,811,200      4.4%
George D. Johnson, Jr.(11)..................................   1,079,321        *
John J. Melk(12)............................................   4,677,001      1.0%
Irene B. Rosenfeld(13)......................................      50,000        *
James O. Cole...............................................          --        *
Thomas W. Hawkins(14).......................................     255,830        *
Michael S. Karsner..........................................          --        *
All directors and executive officers as a group (16
  persons)(15)..............................................  83,438,636     17.8%

-------------------------

  * Less than 1 percent

 (1) Includes: (a) 9,676,700 shares owned by The Equitable Life Assurance Society of the United States ("Equitable Life"); (b) 20,854,712 shares owned by Alliance Capital Management L.P. ("Alliance"); (c) 135,168 shares owned by Donaldson, Lufkin & Jenrette Securities Corporation ("Donaldson") and (d) 390,404 shares owned by Wood, Struthers and Winthrop Management Corp. ("Wood"). Equitable Life, Alliance, Donaldson and Wood are subsidiaries of The Equitable Companies Incorporated ("Equitable Companies"). This information is based on Amendment No. 1 to Schedule 13G filed by Equitable Companies; AXA, a French entity, which beneficially owns a majority interest in Equitable Companies; and AXA Conseil Vie Assurance Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA

     Assurances Vie Mutuelle and AXA Courtage Assurance Mutuelle as a group (collectively, "Mutuelles"). Mutuelles beneficially owns a majority interest in AXA. Each of Mutuelles, as a group and AXA expressly disclaim to be beneficial owners of shares owned by Equitable Life, Alliance, Donaldson and/or Wood.
 (2) Includes: (a) 24,349,527 shares owned by Fidelity Management & Research Company ("Fidelity"); (b) 615,700 shares owned by Fidelity Management Trust Company ("Management") and (c) 118,140 shares owned by Fidelity International Limited ("FIL"). Fidelity and Management are wholly owned subsidiaries of FMR Corp. This information is based on a Schedule 13G filed by FMR Corp. FMR Corp. and FIL expressly disclaim that they are acting as a "group" for purposes of Section 13(d) under the Exchange Act.
 (3) The aggregate amount of Common Stock beneficially owned by Mr. Huizenga consists of (a) 20,894,219 shares beneficially owned by Huizenga Investment Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, (b) 2,929 shares owned directly (c) 1,043,559 shares owned indirectly by his wife, (d) presently exercisable warrants owned by Huizenga Investment Limited Partnership to purchase 4,000,000 shares, and
     (e) vested options to purchase 6,539,134 shares. Mr. Huizenga disclaims beneficial ownership of the shares owned by his wife.
 (4) The aggregate amount of Common Stock owned by Huizenga Investments Limited Partnership, a Nevada limited partnership controlled by Mr. Huizenga, consists of (a) 20,894,219 shares owned directly by it and (b) presently exercisable warrants to purchase 4,000,000 shares.
 (5) The aggregate amount of Common Stock owned by Mr. Berrard consists of (a) 3,433,042 shares owned by Berrard Holdings Limited Partnership, a Nevada limited partnership controlled by Mr. Berrard ("Berrard Holdings"), (b) a total of 25,000 shares held in trust for the benefit of Mr. Berrard's daughters, (c) presently exercisable warrants to purchase 100,000 shares owned by Berrard Holdings and (d) options exercisable within 60 days of March 24, 1999 to purchase 1,328,635 shares.
 (6) The aggregate amount of Common Stock beneficially owned by Mr. Hudson consists of (a) 17,896,779 shares beneficially owned by Harris W. Hudson Limited Partnership, a Nevada limited partnership controlled by Mr. Hudson,
     (b) presently exercisable warrants owned by Harris W. Hudson Limited Partnership to purchase 600,000 shares and (c) options exercisable within 60 days of March 24, 1999 to purchase 1,278,387 shares.
 (7) The aggregate amount of Common Stock beneficially owned by Mr. Brown consists of (a) 200 shares owned by Mr. Brown and his wife as joint tenants and (b) vested options to purchase 140,000 shares.
 (8) The aggregate amount of Common Stock beneficially owned by Mr. Bryan consists of (a) presently exercisable warrants to purchase 50,000 shares and (b) vested options to purchase 80,000 shares.
 (9) The aggregate amount of Common Stock beneficially owned by Mr. Burdick consists of (a) presently exercisable warrants to purchase 100,000 shares and (b) vested options to purchase 80,000 shares.
(10) The aggregate amount of Common Stock beneficially owned by Mr. DeGroote consists of (a) 18,281,200 shares owned by Westbury (Bermuda) Ltd., a Bermuda corporation controlled by Mr. DeGroote (b) presently exercisable warrants owned by Westbury (Bermuda) Ltd. to purchase 1,350,000 shares, and
     (c) vested options to purchase 180,000 shares.
(11) The aggregate amount of Common Stock beneficially owned by Mr. Johnson consists of (a) 899,321 shares owned by GDJ, Jr. Investments Limited Partnership, a Nevada limited partnership controlled by him, and (b) vested options to purchase 180,000 shares.
(12) The aggregate amount of Common Stock beneficially owned by Mr. Melk consists of (a) 179,681 shares owned directly by him, (b) 2,250,002 shares owned by JJM Republic Limited Partnership, of which Mr. Melk is the general partner and his three adult children are limited partners, (c) 1,849,998 shares owned by JLM Republic Limited Partnership, of which Mr. Melk's wife is the general partner and his three adult children are limited partners,
     (d) vested options to purchase 180,000 shares and (e) 217,320 shares owned by his wife. Mr. Melk disclaims beneficial ownership of the shares owned by JLM Republic Limited Partnership and of the shares owned by his wife.
(13) The aggregate amount of Common Stock beneficially owned by Ms. Rosenfeld consists of vested options to purchase 50,000 shares.
(14) The aggregate amount of Common Stock beneficially owned by Mr. Hawkins consists of (a) 215,830 shares owned by Mr. Hawkins and (b) presently exercisable warrants to purchase 40,000 shares.
(15) The aggregate amount of Common Stock beneficially owned by all directors and executive officers as a group consists of (a) 67,162,480 shares, (b) presently exercisable warrants to purchase 6,240,000 shares and (c) options which are exercisable within 60 days of March 24, 1999 to purchase 10,036,156 shares.

                                  PROPOSAL 1.

                             ELECTION OF DIRECTORS

     The Board of Directors currently consists of ten members. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the Annual Meeting of Stockholders in 2000. All nominees are currently serving as directors. Each director is elected by the affirmative vote of a plurality of the votes cast by the shares of Common Stock present in person or by proxy and entitled to vote thereon at the Annual Meeting. It is the intention of the persons named in the enclosed form of proxy to vote the proxies received by them for the election of the nominees named below, unless authorization to do so is withheld or other contrary instructions are indicated on such proxy. All of the nominees have indicated that they are willing and able to serve as directors. If prior to the Annual Meeting any nominee becomes unable to serve, an event which is not anticipated by the Board of Directors, the proxies will be voted for the election of such other person as the Board of Directors may designate.

NOMINEES FOR DIRECTOR

         H. Wayne Huizenga
         Steven R. Berrard
         Harris W. Hudson
         Robert J. Brown
         J.P. Bryan
         Rick L. Burdick
         Michael G. DeGroote
         George D. Johnson, Jr.
         John J. Melk
         Irene B. Rosenfeld

     Biographical information relating to each of these nominees for director appears above starting on page 2 of this Proxy Statement under the heading "BIOGRAPHICAL INFORMATION REGARDING DIRECTORS/NOMINEES AND EXECUTIVE OFFICERS."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES FOR DIRECTOR NAMED ABOVE. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                  PROPOSAL 2.

                APPROVAL OF THE 1999 SENIOR EXECUTIVE BONUS PLAN

     Effective January 15, 1999, the Compensation Committee adopted the 1999 Senior Executive Bonus Plan (the "Bonus Plan"), subject to approval by the stockholders. The Bonus Plan is a performance-based plan based on pre-established objective performance goals of the Company. Payouts under the Bonus Plan will be dependent upon the Company meeting these pre-established performance goals. If approved by the stockholders, the Bonus Plan will be effective as of January 15, 1999. Submission of the Bonus Plan to the stockholders for approval is required in order to exempt any payment made in accordance with the Bonus Plan from the provisions of Section 162(m) of the Internal Revenue Code. Section 162(m), which generally disallows a deduction by the Company for compensation paid during any taxable year to the Company's co-chief executive officers and the four other highest compensated executive officers for such taxable year to the extent that the amounts of such compensation with respect to each such executive officer exceeds $1 million. The Committee adopted the Bonus Plan to increase stockholder value and the success of the Company by motivating key executives to perform to the best of their abilities and to achieve the Company's performance goals. At the Annual Meeting, stockholders are being requested to consider and approve the Bonus Plan.

     Selection of Participants. The Compensation Committee, in its sole discretion, shall select the officers of the Company who shall participate in the Bonus Plan in a particular year. An officer who is a participant for a given plan year is not guaranteed or assured of being selected for participation in any subsequent plan year or years. In selecting participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company. As of January 15, 1999, 14 officers were eligible to participate in the Bonus Plan.

     Administration. The Bonus Plan will be administered by the Compensation Committee, which consists solely of two or more "outside directors" within the meaning of Section 162(m). The Compensation Committee will have, in its sole discretion, authority to reduce or eliminate amounts earned under the Bonus Plan. The maximum amount of compensation payable under the Bonus Plan as an annual award is $2 million. The Compensation Committee has full authority to construe, interpret and administer the Bonus Plan.

     Determination of Performance Goals. Each year the Compensation Committee, in its sole discretion, shall establish the performance goals and target awards for each participant under the Bonus Plan. The Compensation Committee shall choose from among the following factors, or any combination of the following, as it deems appropriate, to set the performance goals applicable to a participant:
(a) total stockholder return; (b) growth in revenue, sales, net income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders' equity; (e) customer satisfaction indices and (f) growth in same-store sales. The Compensation Committee may select among the specified performance measures from plan year to plan year which need not be the same for each participant in a given year. The performance goals shall be set forth in writing as required under Section 162(m).

     The Compensation Committee shall also establish a payout formula for purposes of establishing the actual award, if any, payable to a participant. The Compensation Committee shall set forth a payout formula in writing each year and payments under the Bonus Plan shall be based on a comparison of actual performance to the performance goals.

     Amendment or Termination of the Bonus Plan. The Board of Directors may, at any time, suspend or terminate the Bonus Plan or revise or amend it in any respect whatsoever; provided, however, that stockholder approval shall be required if and to the extent the Board of Directors determines that such approval is needed for purposes of satisfying Section 162(m).

     Additional Information Regarding New Plan Benefits. Payouts under the Bonus Plan are based upon the Company's performance. Accordingly, future payouts under the Bonus Plan are not determinable at this time.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL AND ADOPTION OF THE COMPANY'S 1999 SENIOR EXECUTIVE BONUS PLAN. PROXY CARDS EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                   PROPOSAL 3

                 RATIFICATION OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors, upon recommendation of the Audit Committee, has approved and recommends the appointment of Arthur Andersen LLP as independent public accountants of the Company and its subsidiaries for the year ending December 31, 1999.

     Arthur Andersen LLP has served the Company in this capacity since May 1990. A representative of Arthur Andersen LLP is expected to attend the Annual Meeting and be available to respond to appropriate questions. The representative will also be afforded an opportunity to make a statement, if he desires to do so.

     Ratification of the Board of Directors' selection of Arthur Andersen LLP will require the affirmative vote of the holders of a majority of the total shares of Common Stock present at the Annual Meeting in person or by proxy and entitled to vote thereon at the Annual Meeting.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS OF THE COMPANY AND ITS SUBSIDIARIES FOR THE YEAR ENDING DECEMBER 31, 1999, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                             STOCKHOLDER PROPOSALS

     Any stockholder proposals intended to be presented at the 2000 Annual Meeting must be received by the Company for inclusion in the proxy statement and form of proxy relating to such meeting not later than December 15, 1999. It is suggested that proponents submit their proposals by certified mail, return receipt requested. Detailed information for submitting resolutions will be provided upon written request to the Secretary of AutoNation, Inc., 110 S.E. 6th Street, Fort Lauderdale, Florida 33301. No stockholder proposals were received for inclusion in this proxy statement.

                                 OTHER MATTERS

     Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, the persons named in the enclosed proxy shall vote the proxies in their discretion in the manner they believe to be in the best interest of the Company. The accompanying form of proxy has been prepared at the direction of the Board of Directors and is being sent to you at the request of the Board of Directors. The proxies named therein have been designated by your Board of Directors.

                                   Back Cover
                                     [logo]

                                                                    APPENDIX A



                                AUTONATION, INC.
                        1999 SENIOR EXECUTIVE BONUS PLAN

I.       ESTABLISHMENT AND PURPOSE

         1.1 PURPOSE. AutoNation, Inc. hereby establishes the AutoNation, Inc., 1999 Senior Executive Bonus Plan (the "Plan"). The Plan is intended to increase stockholder value and the success of the Company by motivating key executives'
(a) to perform to the best of their abilities, and (b) to achieve the Company's performance goals. The Plan's goals are to be achieved by providing such executives with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units. The Plan is intended to qualify as performance-based compensation under Section 162(m) of the Code.

         1.2 EFFECTIVE DATE. The Plan is effective as of January 15, 1999, subject to the approval of a majority of the shares of the Company's common stock which are present in person or by proxy and entitled to vote at the 1999 Annual Meeting of Stockholders. As long as the Plan remains in effect, it shall be resubmitted to stockholders as necessary to enable the Plan to continue to qualify as performance-based compensation under Section 162(m) of the Code.

II.      DEFINITIONS

         The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

         2.1 "ACTUAL AWARD" means as to any Plan Year, the actual award (if any) payable to a Participant for the Plan Year. The Actual Award is determined by the Payout Formula for the Plan Year, subject to the Committee's authority under
Section 3.5 to reduce the award otherwise determined by the Payout Formula.

         2.2 "BASE SALARY" means as to any Plan Year, 100% of the Participant's annualized salary rate on the last day of the Plan Year. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

         2.3 "BOARD" means the Company's Board of Directors.

         2.4 "CODE" means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

         2.5 "COMMITTEE" means the Compensation Committee of the Board. The Committee shall consist of no fewer than two members of the Board. The members of the Committee shall be appointed by, and serve at the pleasure of, the Board. Each member of the Committee shall qualify as an "outside director" under
Section 162(m) of the Code.

         2.6 "COMPANY" means AutoNation, Inc., a Delaware corporation.

         2.7 "DETERMINATION DATE" means as to any Plan Year, (a) the first day of the Plan Year, or (b) if later, the latest date possible which will not jeopardize the Plan's qualification as performance-based compensation under
Section 162(m) of the Code.

         2.8 "DISABILITY" means a permanent and total disability determined in accordance with uniform and nondiscriminatory standards adopted by the Committee from time to time.

         2.9 "MAXIMUM AWARD" means as to any Participant for any Plan Year, $2 million. The Maximum Award is the maximum amount which may be paid to a Participant for any Plan Year.

         2.10 "PARTICIPANT" means as to any Plan Year, an officer of the Company who has been selected by the Committee for participation in the Plan for that Plan Year.

         2.11 "PAYOUT FORMULA" means as to any Plan Year, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

         2.12 "PERFORMANCE GOALS" means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) as provided in Section 3.2 to be applicable to a Participant for a Plan Year.

         2.13 "PLAN YEAR" means the 1999 fiscal year of the Company and each succeeding fiscal year of the Company.

         2.14 "TARGET AWARD" means the target award payable under the Plan to a Participant for the Plan Year, expressed as a percentage of his or her Base Salary, as determined by the Committee in accordance with Section 3.3.

III.     SELECTION OF PARTICIPANTS AND DETERMINATION OF
         AWARDS

         3.1 SELECTION OF PARTICIPANTS. On or prior to the Determination Date, the Committee, in its sole discretion, shall select the officers of the Company who shall be Participants for the Plan Year. In selecting Participants, the Committee shall choose officers who are likely to have a significant impact on the performance of the Company.

Participation in the Plan is in the sole discretion of the Committee and on a Plan Year by Plan Year basis. Accordingly, an officer who is a Participant for a given Plan Year is in no way guaranteed or assured of being selected for participation in any subsequent Plan Year or Years.

         3.2 DETERMINATION OF PERFORMANCE GOALS. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Target Award and the Performance Goals for each Participant for the Plan Year. Performance goals to be used shall be chosen from among the following factors, or any combination of the following, as the Committee deems appropriate: (a) total stockholder return; (b) growth in revenues, sales, net income, stock price, and/or earnings per share; (c) return on assets, net assets, and/or capital; (d) return on stockholders' equity; (e) customer satisfaction index
(CSI); or (f) growth in same-store sales. The Committee may select among the performance measures specified from Plan Year to Plan Year which need not be the same for each Participant in a given year. Such Performance Goals shall be set forth in writing.

         3.3 DETERMINATION OF TARGET AWARDS. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant's Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

         3.4 DETERMINATION OF PAYOUT FORMULA. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant's Target Award if the Performance Goals for the Plan Year are achieved, and (d) provide for an Actual Award greater than or less than the Participant's Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals. Notwithstanding the preceding, no participant's Actual Award under the Plan may exceed his or her Maximum Award.

         3.5 DETERMINATION OF ACTUAL AWARDS. After the end of each Plan Year, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Plan Year were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee. Notwithstanding any contrary provision of the Plan, (a) the Committee, in its sole discretion, may eliminate or reduce the Actual Award payable to any Participant below that which otherwise would be payable under the Payout Formula, (b) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid for a reason other than Disability or death, he or she shall not be entitled to the payment of an Actual Award for the Plan Year, and (c) if a Participant terminates employment with the Company prior to the date the Actual Award for the Plan Year is paid due to Disability or death, the Committee may reduce his or her Actual Award as the Committee deems appropriate in its sole discretion.

IV.      PAYMENT OF AWARDS

         4.1 RIGHT TO RECEIVE PAYMENT. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant's claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be eligible.

         4.2 TIMING OF PAYMENT. Payment of each Actual Award shall be made within two and one-half calendar months after the end of the Plan Year during which the Award was earned.

         4.3 FORM OF PAYMENT. Each Actual Award shall be paid in cash (or its equivalent) in a single lump sum.

         4.4 OTHER DEFERRAL OF ACTUAL AWARDS. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

         4.5 PAYMENT IN THE EVENT OF DEATH. If a Participant dies prior to the payment of an Actual Award earned by him or her for a prior Plan Year, the Actual Award shall be paid to his or her designated beneficiary or, if none, to his or her estate.

V.       ADMINISTRATION

         5.1 COMMITTEE IS THE ADMINISTRATOR. The Plan shall be administered by the Committee.

         5.2 COMMITTEE AUTHORITY. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan, consistent with qualification of the Plan as performance-based compensation under Section 162(m) of the Code. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law.

         5.3 TAX WITHHOLDING. The Company shall withhold all applicable taxes from any payment, including any federal, foreign, state, and local taxes.

VI.      GENERAL PROVISION

         6.1 NONASSIGNABILITY. No right or interest of any Participant in the Plan shall be assignable or transferable, or subject to any lien, directly, by operation of law, or otherwise, including, but not limited to, execution, levy, garnishment, attachment, pledge or bankruptcy.

         6.2 NO EFFECT ON EMPLOYMENT. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Plan Year or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time and without regard to when during a Plan Year such exercise occurs, to terminate any individual's employment without cause, and to treat him or her without regard to the effect which such treatment might have upon him or her as a Participant.

         6.3 NO INDIVIDUAL LIABILITY. No member of the Committee or the Board, or any officer of the Company, shall be liable for any determination, decision or action made in good faith with respect to the Plan or any award under the Plan.

         6.4 SEVERABILITY; GOVERNING LAW. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the Sate of Delaware, with the exception of Delaware's conflict of law provisions.

         6.5 AFFILIATES OF THE COMPANY. Requirements referring to employment with the Company or payment of awards may, in the Committee's discretion, be performed through the Company or any affiliate of the Company.

VII.     AMENDMENT AND TERMINATION

         7.1 AMENDMENT AND TERMINATION. The Board may amend or terminate the Plan at any time and for any reason; provided, however, that if and to the extent required to ensure the Plan's qualification under Section 162(m) of the Code, any such amendment shall be subject to stockholder approval.

         7.2 SUCCESSORS. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

                                                                      APPENDIX B

                                     PROXY
                                AUTONATION, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    Steven R. Berrard and James O. Cole, each with power of substitution, are hereby authorized to vote all shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of AutoNation, Inc. to be held on May 25, 1999, or any postponements or adjournments thereof, as indicated on the reserve side.

    THIS PROXY WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES AND FOR PROPOSALS 2 AND 3 SET FORTH ON THE OTHER SIDE. As to any other matter, said Proxies shall vote in accordance with their best judgment.

    The undersigned hereby acknowledges receipt of the Notice of the 1999 Annual Meeting of Stockholders, the Proxy Statement and the Annual Report for the fiscal year ended December 31, 1998 furnished herewith.

                                    (Continued and to be signed on reverse side)

1. Election of Directors:  [ ] FOR all nominees listed below  [ ] WITHHOLD AUTHORITY to vote     [ ] *EXCEPTIONS (FOR all nominees
                                                                  for all nominees listed below      except as indicated in
                                                                                                     space below)

A VOTE FOR ALL NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS.  Nominees: H. Wayne Huizenga,  Steven R. Berrard,
Harris W. Hudson, Robert J. Brown, J.P. Bryan, Rick L. Burdick,  Michael G. DeGroote,  George D. Johnson, Jr., John
J. Melk, and Irene B. Rosenfeld.

* INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.

Exceptions ___________________________________________________________________________________________________________

2. To approve the 1999 Senior Executive Bonus Plan:

                 FOR [ ]       AGAINST [ ]         ABSTAIN [ ]        [ ]  Change of Address and/or Comments Mark Here


       A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS

3. Ratification of the appointment of Arthur Andersen LLP as Independent
   Public Accountants for 1999:

                 FOR [ ]       AGAINST [ ]         ABSTAIN [ ]

       A VOTE FOR IS RECOMMENDED BY THE BOARD OF DIRECTORS



                                                        Please sign exactly as name appears hereon. When
                                                        shares are held by joint tenants, both should sign.
                                                        If acting as attorney, executor, trustee, or in any
                                                        representative capacity, sign name and title.

                                                        Dated ______________________________________ ,


                                                        ___________________________________________________
                                                                               Signature

                                                        ___________________________________________________
                                                                       Signature if held jointly

                                                        Votes must be indicated [X] in Black or Blue ink.


PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

